EXHIBIT 99.1

         EPL Announces Third Quarter 2004 Results and Record Production

     NEW ORLEANS--(BUSINESS WIRE)--Nov. 2, 2004--Energy Partners, Ltd. ("EPL") (NYSE:EPL) today announced net income available to common stockholders of $8.7 million, or $0.25 per diluted share, for the third quarter of 2004. For the third quarter 2003, net income available to common stockholders was $5.8 million, or $0.18 per diluted share.
     Cash flow from operating activities in the quarter grew 38% to $56.2 million from the third quarter 2003 level of $40.7 million. Discretionary cash flow, which is cash flow from operating activities before changes in working capital and exploration expenses, was $51.5 million for the third quarter of 2004, a 36% increase from $38.0 million in the same quarter last year (see reconciliation of discretionary cash flow in table).
     The Company said that its third quarter 2004 earnings and cash flow benefited from higher commodity prices and record high production volumes despite the impact of Hurricane Ivan. These positive benefits were partially offset by approximately $500,000 of additional lease operating expense from storm-related repair costs that were not covered by insurance; higher exploration expenses resulting from an active exploration program; and higher unit depreciation, depletion and amortization charges due to diminished volumes from low cost base properties during the storm.
     Production volumes in the quarter averaged 86.1 million cubic feet (Mmcf) of natural gas and 8,893 barrels (Bbls) of oil per day, compared to 86.3 Mmcf of natural gas and 7,841 barrels of oil per day in the third quarter last year. On a barrels of oil equivalent (Boe) basis, daily production averaged 23,235 Boe per day, a new record high for EPL, up 5% over the third quarter 2003 average of 22,225 Boe per day. Production volumes in the third quarter were reduced by approximately 1,500 Boe per day due to Hurricane Ivan. In aggregate, the Company estimates the deferred production in the quarter resulting from shut-ins to total 134,000 Boe.
     Natural gas price realizations for the quarter net of hedging averaged $5.79 per thousand cubic feet (Mcf), up 16% from $4.97 per Mcf in the third quarter of 2003. Oil price realizations, net of hedging, averaged $34.41 per barrel of oil, increasing 28% from $26.84 per barrel in the third quarter of 2003.
     Richard A. Bachmann, EPL's Chairman, President and CEO, commented, "Hurricane Ivan surprised the entire industry with the damage it caused, but for EPL the more surprising, and welcome, story is how well we fared. The impact on our production was less than we initially estimated, and damage to our facilities was not significant. I want to credit our operations staff not just for their excellent performance in the wake of the storm, but also for the preparations put in place before the storm hit. Their hard work and foresight allowed us to achieve our production targets for the quarter despite the unavoidable downtime. With commodity prices at their current levels, that added effort delivered considerable value to the Company and its shareholders as evidenced in the results we reported today."
     Bachmann continued, "Looking ahead to the fourth quarter, we are still experiencing some minor storm-related production disruptions. Deferred production from Ivan-related shut-ins, substantially all of which is from fields not operated by EPL, is expected to reduce average daily production in the fourth quarter by 700 Boe per day. Production in the fourth quarter has also been impacted by Tropical Storm Matthew, which is expected to reduce average daily production by 400 Boe per day. Despite the negative impact of both storms, we still expect fourth quarter production to fall near the low end of our previous guidance."
     For the nine months ended September 30, 2004, net income available to common stockholders was $29.1 million, or $0.82 per diluted share. In the same period a year ago, net income available to common stockholders was $25.8 million, or $0.81 per diluted share. Net income in the prior year period included an after-tax benefit of $2.3 million, or $0.06 per diluted share, related to the cumulative effect of a change in accounting principle as a result of the adoption of Financial Accounting Standards Board Statement No. 143, ("Accounting for Asset Retirement Obligations"), which was adopted effective January 1, 2003.
     For the first nine months of 2004, cash flow from operating activities totaled $124.9 million, up 23% from $101.6 million in the same period a year ago. Discretionary cash flow totaled $146.3 million, up 31% from $111.7 million in discretionary cash flow in the first nine months of 2003 (see reconciliation of discretionary cash flow in table). Earnings and cash flow in the 2004 year-to-date period benefited from increasing production volumes and higher commodity prices compared with the same period in 2003.
     Production for the first nine months of 2004 increased 9% over the 2003 comparable period, to 22,337 Boe per day from 20,561 Boe per day. Oil production averaged 8,433 Bbls per day up 8% from 7,778 Bbls per day in the same nine month period in 2003. Natural gas production averaged 83.4 Mmcf per day, up 9% from
76.7 Mmcf per day in the comparable period in 2003.
     Average realized oil prices net of hedging for the first nine months of 2004 were $33.21 per Bbl, up 19% from $27.99 per Bbl in 2003. Natural gas averaged $5.93 per Mcf net of hedging, up 12% from $5.28 per Mcf in the same period in 2003.
     Exploration and development expenditures in the third quarter of 2004 totaled $47.3 million, up 167% from $17.7 million in the third quarter of 2003. For the 2004 year-to-date period, exploration and development expenditures totaled $143.1 million. At the end of the third quarter, cash and cash equivalents totaled $104.2 million, while debt was $150.2 million. The Company's debt to total capitalization ratio stood at 34% excluding the impact of cash on the balance sheet at September 30, 2004.

     Hedging Positions

     The Company added to its 2005 hedge position during the quarter. EPL maintains a complete and up to date schedule of all hedging positions on its website, www.eplweb.com, in the Investor Relations section.

     Operational Highlights

     In the third quarter EPL reported two exploratory discoveries and three dry holes. The discoveries were the High Island A-6 #5 well (17% working interest) and the South Pass 27 #92 well (100% working interest). The three dry holes were at East Buck Point in Vermilion Parish, Louisiana (25% working interest), East Cameron 43 #1 (44% working interest), and West Cameron 204 #1 (50% working interest). Also in the third quarter, the Company initiated production from six discoveries and completed seven workovers.
     After the end of the quarter, the Company announced three additional exploratory successes at South Timbalier 46 #2 (100% working interest), South Timbalier 41 #A-2 (60% working interest), and Matagorda Island 640 #1 (50% working interest). For the year to date, EPL has drilled 13 exploratory discoveries in 17 attempts, for a 76% success rate.
     EPL currently has exploratory tests underway in four locations: Vermilion 73 #1 (50% working interest) Eugene Island 277 #B-1 (50% working interest), Matagorda Island 639 #1 (50% working interest), and South Marsh Island 192 #A-2 (17% working interest). Beyond the wells currently drilling, EPL plans to spud ten additional exploratory wells in the fourth quarter. The scheduled wells include South Timbalier 41 #4, Eugene Island 277 #B-2, Vermilion 237 #1, South Pass 40 #1, South Pass 40 #2, West Cameron 242 #1, South Marsh Island 109 #A-4 and #A-5, Galveston 227 #1, and North Padre Island 913 #1.
     Bachmann continued, "Our most recent discoveries are attractive additions to what is shaping up to be another great year of drilling success. The South Timbalier 41 #A-2 well has further validated the upside we believe exists on the block, and our next well there, the #4, will attempt to test deeper objectives in the field. In addition, our exploratory program elsewhere on the Shelf continues apace, and we will be very busy in the remainder of the year capping off what will be the most extensive exploratory program in the Company's history."

     Conference Call Information

     EPL has scheduled a conference call to discuss quarterly results for today, November 2, at 8:30 AM Central Time. Management will discuss guidance for the remainder of the year. To participate in the EPL conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 1595579.
     The call will be available for replay beginning two hours after the call is completed through midnight of November 8, 2004. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 1595579.
     Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused in the shallow to moderate depth waters of the Gulf of Mexico Shelf.
     Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in the future, are "forward-looking statements" under U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.


                         ENERGY PARTNERS, LTD.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In Thousands, except per share data)
                              (Unaudited)


                                Three Months Ended  Nine Months Ended
                                   September 30,      September 30,
                                   2004     2003     2004      2003
                                  -------  -------  --------  --------
Revenues:
  Oil and natural gas            $73,997  $58,811  $212,393  $169,911
  Other                              120       68       263       424
                                  -------  -------  --------  --------
                                  74,117   58,879   212,656   170,335
                                  -------  -------  --------  --------

Costs and expenses:
  Lease operating                 10,609   10,671    30,185    28,115
  Taxes, other than on earnings    2,129    1,768     6,449     5,919
  Exploration expenditures and
   dry hole costs                  9,998    3,999    26,930     9,235
  Depreciation, depletion and
   amortization                   25,309   22,341    66,261    59,445
  General and administrative:
  Stock-based compensation         1,035      340     2,554       819
  Other general and
   administrative                  6,656    6,174    20,406    19,164
                                  -------  -------  --------  --------
      Total costs and expenses    55,736   45,293   152,785   122,697
                                  -------  -------  --------  --------

Income from operations            18,381   13,586    59,871    47,638
                                  -------  -------  --------  --------

Other income (expense):
  Interest income                    322      133       785       179
  Interest expense                (3,602)  (3,120)  (10,762)   (6,549)
                                  -------  -------  --------  --------
                                  (3,280)  (2,987)   (9,977)   (6,370)
                                  -------  -------  --------  --------

Income before income taxes and
 cumulative effect of change in
 accounting principle             15,101   10,599    49,894    41,268
  Income taxes                    (5,532)  (3,875)  (18,223)  (15,066)
                                  -------  -------  --------  --------

Income before cumulative effect
 of change in accounting
 principle                         9,569    6,724    31,671    26,202

Cumulative effect of change in
 accounting principle, net of
 income taxes of $1,276                -        -         -     2,268
                                  -------  -------  --------  --------

Net income                         9,569    6,724    31,671    28,470

Less dividends earned on preferred
 stock and accretion of discount    (823)    (883)   (2,573)   (2,691)
                                  -------  -------  --------  --------

Net income available to common
 stockholders                    $ 8,746  $ 5,841  $ 29,098  $ 25,779
                                  =======  =======  ========  ========

Earnings per share:
Basic:
 Before cumulative effect of
  change in accounting principle $  0.27  $  0.18  $   0.89  $   0.77
 Cumulative effect of change in
  accounting principle           $     -  $     -  $      -  $   0.08
                                  -------  -------  --------  --------
 Basic earnings per share        $  0.27  $  0.18  $   0.89  $   0.85
                                  =======  =======  ========  ========

Diluted:
 Before cumulative effect of
  change in accounting principle $  0.25  $  0.18  $   0.82  $   0.75
 Cumulative effect of change in
  accounting principle           $     -  $     -  $      -  $   0.06
                                  -------  -------  --------  --------
 Diluted earnings per share      $  0.25  $  0.18  $   0.82  $   0.81
                                  =======  =======  ========  ========

Weighted average common shares
 used in computing earnings per
 share:
  Basic                           32,992   32,101    32,788    30,364
  Incremental common shares        5,912    4,806     5,653     4,792
                                  -------  -------  --------  --------
  Diluted                         38,904   36,907    38,441    35,156
                                  =======  =======  ========  ========

                         ENERGY PARTNERS, LTD.
            CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
                         OPERATING ACTIVITIES
                            (In Thousands)
                              (Unaudited)


                                 Three Months Ended  Nine Months Ended
                                    September 30,      September 30,
                                 -----------------  ------------------
                                  2004      2003      2004      2003
                                 --------  -------  --------  --------
Cash flows from operating
 activities:
  Net income                    $  9,569  $ 6,724  $ 31,671  $ 28,470
  Adjustments to reconcile net
   income to net cash provided
   by operating activities:
      Cumulative effect of change
       in accounting principle,
       net of tax                      -        -         -    (2,268)
      Depreciation, depletion
       and amortization           25,309   22,341    66,261    59,445
      Gain on sale of oil and
       natural gas assets              -        -         -      (207)
      Non-cash compensation        1,035      340     2,603       819
      Deferred income taxes        5,384    4,074    18,072    15,266
      Exploration expenditures     6,268    3,112    19,540     6,120
      Amortization of deferred
       financing costs               225      465       682       670
      Other                            -       44       104       233
  Changes in operating assets
   and liabilities:
      Trade accounts receivable    7,660    4,524   (12,850)   (4,326)
      Prepaid expenses             2,316      624    (1,107)      (14)
      Other assets                  (193)  (1,334)     (682)   (2,688)
      Accounts payable and
       accrued expenses              134      329     2,658       767
      Other liabilities           (1,478)    (545)   (2,065)     (663)
                                 --------  -------  --------  --------

Net cash provided by operating
 activities                     $ 56,229  $40,698  $124,887  $101,624
                                 ========  =======  ========  ========

Reconciliation of discretionary
 cash flow:
      Net cash provided by
       operating activities       56,229   40,698   124,887   101,624
      Changes in working capital  (8,439)  (3,598)   14,046     6,924
      Non-cash exploration
       expenditures               (6,268)  (3,112)  (19,540)   (6,120)
      Total exploration
       expenditures                9,998    3,999    26,930     9,235
                                 --------  -------  --------  --------
Discretionary cash flow         $ 51,520  $37,987  $146,323  $111,663
                                 ========  =======  ========  ========

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by us may not be comparable in all instances to discretionary cash flow as reported by other companies.

                         ENERGY PARTNERS, LTD.
        SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
                              (Unaudited)

                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                ------------------  ------------------
                                  2004      2003     2004      2003
                                ---------  -------  --------  --------

PRODUCTION AND PRICING
----------------------
Net Production (per day):
   Oil (Bbls)                      8,893    7,841     8,433     7,778
   Natural gas (Mcf)              86,050   86,301    83,422    76,698
     Total (Boe)                  23,235   22,225    22,337    20,561
Oil and Natural Gas Revenues
 (in thousands):
   Oil                         $  28,154  $19,364  $ 76,737  $ 59,441
   Natural gas                    45,843   39,447   135,656   110,470
     Total                        73,997   58,811   212,393   169,911
Average Sales Prices (1):
   Oil (per Bbl)               $   34.41  $ 26.84  $  33.21  $  27.99
   Natural gas (per Mcf)            5.79     4.97      5.93      5.28
     Average (per Boe)             34.62    28.76     34.70     30.27

OPERATIONAL STATISTICS
----------------------
Average Costs (per Boe):
   Lease operating expense     $    4.96  $  5.22  $   4.93  $   5.01
   Taxes, other than on
    earnings                        1.00     0.86      1.05      1.05
   Depreciation, depletion and
    amortization                   11.84    10.93     10.83     10.59

(1) Prices are net of hedging transactions which had the following impact:

    -- Reduced natural gas price realizations by none and $0.02 per Mcf for the third quarter of 2004 and 2003, respectively; and

    -- Reduced oil price realizations by $5.39 and $1.55 per barrel for the third quarter of 2004 and 2003, respectively.

    -- Reduced natural gas price realizations by $0.03 and $0.32 per Mcf for the first nine months of 2004 and 2003, respectively; and

    -- Reduced oil price realizations by $3.55 and $1.59 per barrel for the first nine months of 2004 and 2003, respectively.

                         ENERGY PARTNERS, LTD.
                      CONSOLIDATED BALANCE SHEETS
                   (In Thousands, except share data)

                                           September 30,  December 31,
                                               2004          2003
                                           -------------  ------------
                                            (Unaudited)
ASSETS
------
Current assets:
   Cash and cash equivalents              $     104,248  $    104,392
   Trade accounts receivable                     47,260        35,315
   Deferred tax asset                             4,190         2,939
   Prepaid expenses                               3,213         2,106
                                           -------------  ------------
           Total current assets                 158,911       144,752

Property and equipment, at cost under the
 successful efforts method of accounting
 for oil and natural gas properties             728,206       598,101
Less accumulated depreciation, depletion
 and amortization                              (280,597)     (210,013)
                                           -------------  ------------
           Net property and equipment           447,609       388,088

Other assets                                      7,341         6,575
Deferred financing costs -- net of
 accumulated amortization                         4,918         4,766
                                           -------------  ------------
                                          $     618,779  $    544,181
                                           =============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
   Accounts payable                       $      17,972  $     14,650
   Accrued expenses                              57,336        42,487
   Fair value of commodity derivative
    instruments                                   9,361         3,814
   Current maturities of long-term debt             106            99
                                           -------------  ------------
           Total current liabilities             84,775        61,050

Long-term debt                                  150,137       150,317
Deferred income taxes                            45,346        29,584
Asset retirement obligation                      41,854        40,577
Other                                             2,044         1,168
                                           -------------  ------------
                                                324,156       282,696

Stockholders' equity:
   Preferred stock, $1 par value,
    authorized 1,700,000 shares;
    issued and outstanding:
    2004 - 346,443 shares;
    2003 - 368,076 shares.
    Aggregate liquidation value:
    2004 - $34,644;
    2003 - $36,808                               33,485        34,894
   Common stock, par value $0.01 per
    share. Authorized 50,000,000 shares;
    issued and outstanding:
    2004 - 33,042,864 shares;
    2003 - 32,241,981 shares                        330           323
   Additional paid-in capital                   237,241       228,511
   Accumulated other comprehensive loss          (6,335)       (2,441)
   Retained earnings                             29,902           198
                                           -------------  ------------
           Total stockholders' equity           294,623       261,485
   Commitments and contingencies
                                           -------------  ------------
                                          $     618,779  $    544,181
                                           =============  ============


     CONTACT: Energy Partners, Ltd., New Orleans
              Al Petrie, 504-799-1953
              or
              Charles Meade, 504-799-4814
              www.eplweb.com